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                                                                    Exhibit 99.1

September 24, 2004

Datatec Industries, Inc.
23 Madison Road
Fairfleld, NJ 07004

Attn.: Mr. Rod Dorsey
Chief Financial Officer

Re: Termination of IBM Credit's agreement to forbear

Dear Mr. Dorsey:

Reference is hereby made to the Inventory and Working Capital Financing
Agreement (IWCF) dated November 10, 2000 by and between Datatec Industries, Inc.
("Datatec") and IBM Credit LLC ("IBM Credit") (as amended, supplemented and otherwise modified from time to time, the "Credit Agreement"), and the Second
Amended and Restated Forbearance Agreement dated July 1, 2004 (the
"Forbearance"). All capitalized terms not herein defined shall have the meaning set forth in the Credit Agreement or the Forbearance.

Datatec has failed to meet its monthly Minimum Monthly Net Income financial covenant for the month of July 2004 (actual of ($479,365) against a covenant of
$450,000). In addition, Datatec failed to provide its monthly balance sheet and cash flow statements for the month ending July 31, 2004. Each such failure represents an additional Default under the Forbearance (such Defaults, the "July
Defaults"). The July Defaults shall be deemed additional Events of Default.
Therefore Datatec has failed to meet a condition of the Forbearance that no additional Default or Event of Default shall occur.

As a result of the July Default, and the projections received from Datatec forecasting that Datatec will not meet its Minimum Monthly Net Income for the remainder of 2004 (an admission which IBM Credit deems to be a failure by
Datatec to satisfy the condition set forth in Section 6.(G) of the Forbearance),
IBM Credit elects to terminate its agreement to forbear. Effective immediately,
(i) any future advances or other financial accommodations to Datatec shall be at the discretion of IBM Credit, and (ii) all cash and proceeds of Accounts received to the Special Account shall be applied to the Obligations of Datatec.

Datatec will not make distributions, loans, advances, contributions or payments of money or goods to any Affiliate, Subsidiary or parent company or any officer, director or stockholder of Datatec or its Affiliates, Subsidiaries, or parent company except as is allowed in Section 8.14 of the Credit Agreement. Datatec shall continue to pay when due all amounts under the Credit Agreement and to direct all payments by Datatec's Account debtors to the Lockbox. IBM Credit

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retains all of its rights and remedies contained in the Forbearance, the Credit
Agreement and the Guaranties, including the right to make immediate demand as a result of Datatec's Existing Events of Default, the July Defaults or any other
Event of Default as provided thereunder. IBM Credit may exercise any and all rights and remedies of a secured party under the Uniform Commercial Code and any other rights and remedies it may have under applicable law. Neither this termination, nor any of IBM Credit's actions or inaction shall be deemed to be a waiver of any such rights or remedies.

This letter does not constitute an amendment of the Credit Agreement or the
Forbearance. IBM Credit does not waive or consent to any existing Defaults including but not limited to any other Events of Default which may have occurred in addition to those referenced in the Forbearance. IBM Credit expects Datatec, at all times, to strictly adhere to all provisions of the Credit Agreement and the Forbearance and to perform its obligations thereunder accordingly.

Sincerely,

/s/ Thomas Harahan
Thomas Harahan
Manager, Credit

Cc:  H&H Communications, Inc. (Guarantor)
     Datatec Systems, Inc. (Guarantor)
     Bruce Gordon (IBM Credit)
     Sam Koda (IBM Credit)